Exhibit 10.10

ROGERS CORPORATION
2019 LONG-TERM EQUITY COMPENSATION PLAN PERFORMANCE-BASED RESTRICTED STOCK UNIT AWARD AGREEMENT
Subject to the terms and conditions set forth below, Rogers Corporation (the “Company”) hereby grants to <first_name> <last_name> (the “Grantee”) Restricted Stock Units under Section 8 of the Rogers Corporation 2019 Long-Term Equity Compensation Plan (the “Plan”).
Capitalized terms in this Performance-Based Restricted Stock Unit Award Agreement (the “Agreement”) shall have the meanings specified in the Plan, unless a different meaning is specified herein (including in the attached Schedule A, which is made a part of this Agreement).

This Agreement entitles the Grantee to payment in the form of Shares based on the Performance Achievement Percentage (as calculated pursuant to Schedule A hereto) attained during the Performance Period and subject to the employment requirements set forth below. The target number of Shares subject to this Agreement is <shares_awarded> Shares (the “Target Shares”), subject to adjustment under Section 2.2 of the Plan. This Award is granted as of
<award_date> (the “Grant Date”).

By clicking the applicable acceptance box on the Charles Schwab & Co., Inc. (“Charles Schwab”) website, the Grantee agrees to all of the terms and conditions described in this Agreement and in the Plan. The Grantee acknowledges that the Grantee has carefully reviewed this Agreement and all materials incorporated herein by reference, including the Plan.

1.Acceptance of Award. The Grantee shall have no rights with respect to this Agreement unless he or she shall have accepted this Agreement in the manner described in the immediately preceding paragraph prior to the close of business on the ninetieth (90th) day after the Grant Date.

2.Issuance of Shares. Subject to the terms and conditions of the Plan and this Agreement, the number of Shares to be issued to the Grantee shall be determined based on the Company’s Performance Achievement Percentage (as calculated pursuant to Schedule A hereto) during the Company’s 2019, 2020 and 2021 fiscal years (the “Performance Period”) using the following table:

	Performance Achievement Percentage	Percentage of Target Shares
Threshold or below	0%	0% of Target Shares
Target	100%	100% of Target Shares
Maximum	200% or more	200% of Target Shares

Exhibit 10.10

For avoidance of doubt, no Shares shall be awarded for a Performance Achievement Percentage of 0% or less, and no more than two times the number of Target Shares shall be deliverable if the Performance Achievement Percentage exceeds 200%.
Straight-line interpolation shall be used to determine the “Percentage of Target Shares” in the table above if the Performance Achievement Percentage is between “Threshold” and “Target” and between “Target” and “Maximum.” For example, a 50% Performance Achievement Percentage will result in delivery of 50% of the Target Shares. Any partial Share shall be rounded up to the nearest whole Share.

3.Restrictions and Conditions. If the Grantee’s employment with the Company and its Affiliates is terminated for any reason other than death, Disability (as such term is defined below), or Retirement (as such term is defined below) prior to the end of the Performance Period, the Grantee shall forfeit any and all rights under this Agreement, and no Shares shall be issued hereunder regardless of actual performance during the Performance Period. If the Grantee’s employment with the Company and its Affiliates is terminated due to the Grantee’s death, Disability or Retirement prior to the end of the Performance Period, the number of Shares issuable to the Grantee following the Performance Period pursuant to Paragraph 2 shall be pro- rated based on the number of days of Grantee remained employed by the Company and its Affiliates during the Performance Period prior to the termination date, rounded up to the nearest whole share. For example, if the Grantee was employed by the Company, one of its Affiliates, or both, for 600 days during the Performance Period prior to termination of employment on account of death, Disability or Retirement, the Grantee would receive 54.74% [600 days / (366 days + 365 days x 2)] of the number of Shares determined under Paragraph 2 based on the performance achieved at the end of the Performance Period, rounded up to the nearest whole share.

For purposes of this Agreement, “Disability” shall mean that the Grantee is (i) unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, or (ii) by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under a Company or Affiliate employee accident and health plan, each of clauses (i) and (ii) as reasonably determined by the Committee. In addition, the Committee may determine that the Grantee has incurred a Disability if the Grantee is considered “totally disabled” by the Social Security Administration.

For purposes of this Agreement, “Retirement” means Termination of Service after the Grantee has attained sixty years of age and has completed at least five years of vesting service. For avoidance of doubt, it is not necessary to complete five years of vesting service prior to attaining age sixty in order to qualify for Retirement. For purposes of this Agreement, “years of vesting service” shall be determined in the same manner as provided for under the 401(k) plan maintained by the Company as in effect on the Grant Date.

Exhibit 10.10

4.Scheduled Payment Date. Subject to accelerated payment in the case of a Change in Control as described in Paragraph 5 below, the Company shall deliver or cause to be delivered to or on the behalf of the Grantee the number of Shares, if any, as determined under Paragraphs 2 and 3 above, on or before the Scheduled Payment Date in compliance with applicable law. The Company shall determine in its sole discretion the manner of delivering Shares under this
Paragraph 4. For purposes of this Agreement, the “Scheduled Payment Date” shall mean March 15th of the calendar year immediately following the expiration of the Performance Period.

5.Change in Control. Restricted Stock Units shall not automatically vest upon a Change in Control; instead, accelerated vesting of all or part of this Award in connection with a Change in Control shall only apply as provided in Section 11.10 of the Plan. In the event that all or a portion of Restricted Stock Units vests pursuant to this Paragraph 5, payment shall be made consistent with the terms of the Plan as soon as practicable (but in no event more than five business days) following a Change in Control.

6.Compensation Recovery. This Award shall be subject to recovery under the Company’s Compensation Recovery Policy, as may be amended or otherwise modified from time to time, or any similar policy that the Company may adopt from time to time. For avoidance of doubt, compensation recovery rights with respect to Shares delivered under this Agreement shall extend to any proceeds realized by the Grantee upon the sale or other transfer of such Shares.

7.Tax Withholding. The Grantee hereby agrees to make appropriate arrangements with the Company for such income and employment tax withholding as may be required of the Company under applicable United States federal, state, local or foreign law on account of the Grantee’s rights under this Agreement. The Grantee may satisfy any withholding obligation, in whole or in part, by electing (i) to make a payment to the Company in cash, by check, electronic funds transfer or by other instrument acceptable to the Company, (ii) to deliver to the Company a number of already-owned Shares having a value not greater than the amount required to be withheld (such number may be rounded up to the next whole share) as may be permitted pursuant to written policies or rules adopted by the Committee in effect at the time of exercise, or
(iii) by any combination of (i) and (ii). In addition, the Committee may also permit, in its sole discretion and in accordance with such policies and rules as it deems appropriate, the Grantee to have the Company withhold a number of Shares which would otherwise be issued pursuant to this Agreement having a value not greater than the amount required to be withheld (such number may be rounded up to the next whole share). The value of Shares to be withheld or delivered (as may be permitted by the Committee) shall be based on the Fair Market Value of a Share as of the date the amount of tax withholding is determined. For avoidance of doubt, the Committee may change its policies and rules for tax withholding in its sole discretion from time to time for any reason.

Exhibit 10.10

8.The Plan. This Agreement is subject in all respects to the terms, conditions, limitations and definitions contained in the Plan. In the event of any discrepancy or inconsistency between this Agreement and the Plan, the terms and conditions of the Plan shall control.

9.No Obligation to Continue Employment. Nothing in this Agreement or the Plan shall be construed as constituting a commitment, guarantee, agreement or understanding of any kind or nature that the Company or any Affiliate shall continue to retain the services of the Grantee, nor shall this Agreement or the Plan affect in any way the right of the Company or any Affiliate to terminate the services of the Grantee as an employee or otherwise at any time and for any reason. By executing this Agreement, Grantee acknowledges and agrees that Grantee’s service relationship with the Company or any Affiliate is “at will.” No change of Grantee’s duties to the Company or any Affiliate shall result in, or be deemed to be, a modification of any of the terms of this Agreement or the Plan.

10.	Notices.

(a)    Notices hereunder shall be mailed or delivered to the Company at its principal place of business and, except as otherwise provided in Paragraph 10(b), shall be mailed or delivered to the Grantee at the address on file with the Company or, in either case, at such other address as one party may subsequently furnish to the other party in writing.

(b)    In lieu of receiving documents in paper format, the Grantee agrees, to the fullest extent permitted by law, to accept electronic delivery of any documents that the Company may be required to deliver (including, but not limited to, the Plan, prospectuses, prospectus supplements, grant or award notifications and agreements, account statements, annual and quarterly reports, and all other agreements, forms, notices and other communications) in connection with this and any other prior or future incentive award or program made or offered by the Company or its predecessors or successors. Electronic delivery of a document to the Grantee may be made via a Company e-mail system, by reference to a location on a Company intranet site to which the Grantee has access, or by a website maintained by a third party engaged to provide administrative services related to the Plan.

11.Purchase Only for Investment. To ensure the Company’s compliance with the Securities Act of 1933, as amended (the “Act”), the Grantee agrees for himself or herself, the Grantee’s legal representatives and estate, and any other persons who acquire or may obtain rights under this Agreement upon the Grantee’s death, that the Shares will be acquired hereunder for investment purposes only and not with a view to their distribution, as that term is used in the Act, unless in the opinion of counsel to the Company such distribution is in compliance with, or exempt from, the registration and prospectus requirements of the Act.

12.Governing Law. This Agreement shall be governed by the laws of the Commonwealth of Massachusetts, United States of America without regard to any choice of law rules thereunder.

Exhibit 10.10

13.Electronic Signature. The parties may execute and deliver this Agreement and any documents now or hereafter executed and delivered in connection with this Agreement using procedures now or hereafter established by the Company for electronic signature and document delivery. The Grantee’s electronic signature shall be the same as, and shall have the same force and effect as, the Grantee’s manual signature. For the avoidance of doubt, the Grantee’s clicking on the applicable acceptance box on the Charles Schwab website shall be deemed to constitute the Grantee’s electronic execution and delivery of this Agreement. Any procedures for electronic signature and delivery may be effected by a third party engaged by the Company to provide administrative services related to the Plan.

14.Beneficiary Designation. The Grantee may designate Beneficiary(ies) to whom shall be transferred any rights under this Agreement which survive the Grantee’s death. The beneficiary designation form can be found at the Charles Schwab Equity Award Center website (https://www.schwab.com/public/eac/home) or obtained by contacting the Company’s Director, Compensation and Benefits. In the absence of an effective beneficiary designation in accordance with the terms of the Plan and this Agreement, the Grantee acknowledges that any rights under this Agreement that survive the Grantee’s death shall be rights of his or her estate notwithstanding any other agreements or documents (including the Grantee’s will) to the contrary.

15.Section 409A. Payments under this Agreement are intended to be exempt from Section 409A of the Code, and the regulations and guidance promulgated thereunder (“Section 409A”). To the maximum extent permitted, this Agreement shall be limited, construed and interpreted in accordance with such intent. No payment shall be made under this Agreement later than the deadline to be considered a short-term deferral under Treasury Regulation section 1.409A-1(b)(4). The Company shall have no liability to the Grantee or otherwise if any amounts paid or payable hereunder are subject to Section 409A or the additional tax thereunder.

16.Amendment. The Committee shall have the exclusive authority to amend this Agreement, provided that no amendment of this Agreement shall, without the written consent of the Grantee, adversely affect, as shall be determined by the Committee, the rights of the Grantee hereunder. Any amendment to this Agreement shall not be valid unless made in writing and signed by the person or persons to be bound thereby.

17.Personal Information. The Grantee hereby acknowledges and agrees that the personal data necessary to administer the Plan may be transferred from any direct or indirect subsidiary of the Company to the Company, and/or a securities brokerage firm and/or any other entity responsible for administering the accounts of participants of the Plan. Some of these entities may be located in countries whose privacy and data protection laws may not be equivalent to those in the Grantee’s country of residence. Such data may include the Grantee’s name, position, address, date of birth and all other data necessary to prove the Grantee’s eligibility to receive Shares and the data necessary to calculate any tax

Exhibit 10.10

withholdings. Grantee may request access to and, where shown to be incorrect, correct the personal data.

ROGERS CORPORATION
By: ______________________________
Name:
Title:

Accepted and Agreed by:
GRANTEE

Name: ______________________________

By clicking the applicable acceptance box on the Charles Schwab website, the Grantee acknowledges receipt of this Agreement and agrees to its terms and conditions.

Exhibit 10.10

SCHEDUELE A

Calculation of Performance Achievement Percentage

“Performance Achievement Percentage” shall be determined using the following table:

	Performance Achievement Percentage	TSR Percentile
Threshold	0%	25%
	20%	30%
	40%	35%
	60%	40%
	80%	45%
Target	100%	50%
	120%	55%
	140%	60%
	160%	65%
	180%	70%
Maximum	200%	75%

Straight-line interpolation shall be used to determine the Performance Achievement Percentage when performance is between two stated levels in this table. For example, if the Company’s TSR Percentile is 47.5%, the Performance Achievement Percentage would be 90%, calculated as follows: 80% + (((47.5% - 45%) / (50% - 45%)) x 20%).

The following terms shall have the meanings set forth below:

“Beginning Average Stock Price”: the mathematical average of the daily closing stock prices for the 30 trading days immediately preceding January 1, 2019.

“Ending Average Stock Price”: the mathematical average of the daily closing stock prices for the last 30 trading days of 2021.

“Index Companies”: the comparator companies selected by the Committee as of the Grant Date for the purpose of determining the Company’s TSR Percentile
For avoidance of doubt, any such company for which the inputs to TSR cease to be publicly reported during the Performance Period shall not be considered an Index Company for purposes of calculating TSR Percentile.

“Total Shareholder Return” or “TSR”: with respect to an entity, the rate of return (expressed as a percentage) achieved with respect to the common stock of the Company and the common

Exhibit 10.10

stock of each of the Index Companies for the Performance Period. TSR for an entity shall be calculated as the sum of two components:

The cumulative percentage change in the entity’s common stock price for the Performance Period measured as follows:

((Ending Average Stock Price/Beginning Average Stock Price) -1) x 100

and

The accumulation and assumed reinvestment as of the ex-dividend date in the common stock of the entity of all cash dividends paid with respect to a share of the entity’s common stock during the Performance Period, divided by the entity’s Beginning Average Stock Price, and expressed as a percentage.

For avoidance of doubt, the TSR of the Company and each of the Index Companies shall be adjusted to take into account stock splits, reverse stock splits and other similar extraordinary events in respect of an entity’s shares of common stock that occur during the Performance Period pursuant to Section 2.2 of the Plan.

“TSR Percentile”: with respect to the Company, the relative position of the Company’s TSR to the TSRs publicly reported for each of the Index Companies for the entire Performance Period, calculated by (1) rank ordering the TSRs of the Company and the Index Companies from lowest to highest and (2) using the formula below:

(Company’s rank order / number of Index Companies) * 100